[Skadden, Arps, Slate, Meagher & Flom LLP New York Letterhead]

September 24, 2010

Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

     Re: Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as special counsel to Regeneron Pharmaceuticals, Inc., a New York corporation (the "Company"), in connection with the preparation of the Company’s Registration Statement on Form S-8 in the form to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Registration Statement”) for the purpose of registering with the Commission, under the Securities Act of 1933, as amended (the “Securities Act”), the issuance of an additional aggregate of 490,832 shares (the “Additional Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance under the Company’s Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”). The Registration Statement also covers up to 3,979 additional shares of Common Stock subject to outstanding awards granted under the Company’s 1990 Long-Term Incentive Plan, as amended and restated (the “1990 Plan”), to the extent that, after the date hereof, such awards are forfeited, expire, or are cancelled without delivery of any shares of Common Stock (the “Carry Over Shares” and, together with the Additional Shares, the “Shares”). Under the terms of the 2000 Plan, upon and to the extent of such forfeiture, expiration or cancellation of such awards under the 1990 Plan, the Carry Over Shares will become available for issuance under the 2000 Plan.

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

     In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) the 1990 Plan, (iii) the 2000 Plan; (iv) the Restated Certificate of Incorporation of the Company as currently in effect, certified by the Secretary of the Company; (v) the By-Laws of the Company as currently in effect, certified by the Secretary of the Company; (vi) a specimen certificate representing the Common Stock; (vii) certain resolutions adopted on June 13, 2008 by the Board of Directors of the Company relating to the 2000 Plan; (viii) certain resolutions duly adopted on June 13, 2008 by the shareholders of the Company relating to the 2000 Plan as certified by the Inspector of Elections of the Company’s 2008 Annual Meeting of Shareholders; and (ix) certain resolutions adopted on September 16, 2010 by the Board of Directors of the Company relating to the Shares, the filing of the Registration Statement and certain related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

Regeneron Pharmaceuticals, Inc.
September 24, 2010

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

     In rendering the opinion set forth below, we have assumed that the certificates representing the Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar and will conform to the specimen thereof examined by us. We have also assumed that each award agreement setting forth the terms of each grant of options exercisable for Shares or other award of Shares under the 2000 Plan will be consistent with the 2000 Plan, duly authorized, and if applicable, validly executed and delivered by the parties thereto, and that the Shares subject to such grants or awards will be issued in accordance with the terms of the 2000 Plan for consideration in an amount at least equal to the par value of such Shares.

     Members of our firm are admitted to the Bar in the State of New York. We do not express any opinion as to the laws of any jurisdiction other than the State of New York, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized for issuance by the Company and, when such Shares are issued, delivered and paid for in full in accordance with the terms and conditions of the 2000 Plan and any applicable award agreement, such Shares will be validly issued, fully paid and nonassessable.

Regeneron Pharmaceuticals, Inc.
September 24, 2010

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP